MEMORANDUM

DATE: December 11, 2002

TO: File

FROM: Beth Rodenhauser

RE: Item 77(i): Form N-SAR for Fidelity Investment Trust

Pursuant to a Board approved vote on July 18, 2002, Fidelity Investment Trust commenced a new series of shares (Fidelity International Small Cap Fund) on September 24, 2002..